Exhibit 10.1

Deemed Loan Agreement

Kufu Company Holdings Inc. ("Kufu") and MEDIROM Healthcare Technologies Inc. ("Medirom") have entered into this Deemed Loan Agreement (this "Agreement") as follows.

Article 1 (Details of the Deemed Loan)

Medirom acknowledges that, as of December 31, 2025, Medirom owes Kufu JPY 200,000,000, and Kufu and Medirom agree that this amount shall constitute the principal of a loan in the same amount.

Article 2 (Interest)

Interest shall accrue on the amount set forth in Article 1 at the rate of 10% per annum (calculated on a daily basis based on a 365-day year).

Article 3 (Repayment Due Date)

Medirom shall repay to Kufu, no later than December 30, 2026, the amount set forth in Article 1 together with the interest set forth in Article 2.

Article 4 (Method of Repayment)

Medirom shall pay to Kufu the amount set forth in Article 1 and the interest set forth in Article 2 by remitting the funds to the bank account designated by Kufu. Any bank transfer fees shall be borne by Medirom.

Article 5 (Prepayment)

If Medirom intends to repay all or any part of the borrowed amount prior to the due date, Medirom shall obtain Kufu’s prior written consent in advance.

Article 6 (Application of Payments)

If any payment is insufficient to extinguish Medirom’s monetary obligations under this Agreement in full, Kufu may apply such payment in such order and manner as Kufu deems appropriate, and Medirom shall not object to such application.

Article 7 (Default Interest)

If Medirom delays repayment on the due date set forth in Article 3, or if the obligations are accelerated pursuant to the following Article, Medirom shall pay Kufu default interest calculated at the rate of 14.6% per annum (calculated on a 365-day year and prorated on a daily basis) on the amount obtained by deducting amounts already paid from the amount set forth in Article 1, for the period from the day following the final repayment date or the date of such acceleration, as applicable, until the date of actual payment.

Article 8 (Acceleration)

If any one of the following events occurs with respect to Medirom, without any notice or demand from Kufu, all amounts set forth in Article 1 and the entire amount of interest under Article 2 shall become immediately due and payable, and Medirom shall immediately pay such amounts.

(1)	Medirom delays the performance of, or breaches, any obligation under this Agreement.

(2)	Performance of all or any part of Medirom’s obligations becomes impossible, or Medirom clearly expresses its intention to refuse performance of all or any part of such obligations.

(3)	Medirom becomes subject to any disposition by a competent governmental authority such as revocation or suspension of its business license/permit.

(4)	Medirom suspends its business operations.

(5)	Medirom becomes subject to suspension of payments or insolvency, any bill of exchange or check drawn or accepted by Medirom is dishonored, or Medirom becomes subject to a suspension of bank transactions.

(6)	Medirom’s creditworthiness materially deteriorates, or there is any material change in Medirom's business that may adversely affect such creditworthiness.

(7)	Any attachment, provisional attachment, provisional disposition, or other compulsory execution (including auction proceedings for the enforcement of a security interest), any disposition for delinquent taxes/public charges, or any similar proceeding is commenced by a third party against Medirom.

(8)	A petition is filed for the commencement of bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation proceedings, notice of debt adjustment is given, or any out-of-court restructuring procedure is commenced.

(9)	Medirom resolves a merger resulting in its dissolution, a reduction of capital, an abolition or change of business, or dissolution.

(10)	Any other material event occurs that makes it difficult to continue this Agreement.

Article 9 (Creation of Pledge)

To secure all obligations owed under this Agreement, Medirom shall create a pledge in favor of Kufu over the shares of MEDIROM MOTHER Labs Inc. owned by Medirom.

Article 10 (Set-off)

Kufu may set off any claim it has against Medirom under this Agreement against any obligation it owes to Medirom, up to the amount of the corresponding claim, regardless of whether either obligation has become due and irrespective of the order in which the respective due dates occur.

Article 11 (Exclusion of Anti-Social Forces)

1.	Kufu and Medirom each represent and warrant that they do not, now or in the future, fall under the category of Anti-Social Forces (meaning organized crime groups, members of organized crime groups, persons who have ceased to be such members within the past five (5) years, associate members, companies related to organized crime groups, corporate extortionists (sokaiya), racketeers posing as social or political activists, special intelligence violent groups, or any other persons equivalent thereto; hereinafter the same), and that they do not, now or in the future, have any relationship with anti-social forces that falls under any of the following items:
(1) Anti-Social Forces have a controlling influence over management.
(2) Anti-Social Forces are substantially involved in management.
(3) Unjustly using Anti-Social Forces for the purpose of obtaining illicit benefits for oneself, one’s company, or a third party, or for the purpose of causing damage to a third party.
(4) Being involved with Anti-Social Forces by providing funds or other benefits or by offering conveniences or favors.
(5) Any officer or other person substantially involved in management has any other relationship with Anti-Social Forces that should be socially condemned.

2.	Kufu and Medirom shall not, either directly or through any third party, engage in any of the following acts:
(1) Violent demands.
(2) Unreasonable demands exceeding legal responsibility.
(3) Threatening behavior or use of violence in connection with transactions.
(4) Spreading rumors, using fraud or force to damage the other party’s reputation or credit, or interfering with the other party’s business.
(5) Any other act equivalent to any of the preceding items.

3.	If Kufu or Medirom deems it necessary to conduct an investigation to determine whether the other party falls under anti-social forces, it may request the other party to cooperate with such investigation, and the other party shall submit the necessary materials.

4.	If the other party violates any provision of this Article, Kufu or Medirom may, without regard to whether the terminating party is at fault and without any notice or other procedures, terminate all contracts concluded between Kufu and Medirom. In such case, the terminating party shall not be required to compensate or indemnify the other party for any damages arising therefrom. If the terminating party suffers any damages, the other party shall compensate the terminating party for such damages.

Article 12 (Preparation of Notarial Deed)

If requested by Kufu, Medirom shall promptly consent to compulsory execution without objection and take the necessary procedures to prepare a notarial deed containing an acknowledgment of submission to compulsory execution with respect to the obligations under this Agreement.

Article 13 (Allocation of Costs)

Stamp duties and other costs required for the preparation of this Agreement, and any other expenses relating to this Agreement, shall be borne by each party.

Article 14 (Prohibition of Assignment)

1.	Kufu and Medirom may not, without the other party’s prior written consent, transfer its status under this Agreement, or assign, cause a third party to succeed to, or otherwise dispose of (including by creating any security interest over) all or any part of its rights and/or obligations under this Agreement.

2.	If all or any part of a party’s status under this Agreement, or all or any part of its rights and/or obligations under this Agreement, is assigned, succeeded to, or otherwise transferred to a third party, all provisions of this Agreement shall apply to such assignee, successor, or other transferee.

Article 15 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 16 (Jurisdiction)

The Tokyo District Court shall have exclusive agreed jurisdiction as the court of first instance over any dispute arising out of or in connection with this Agreement.

Article 17 (Good-Faith Consultation)

With respect to matters not provided for herein, and any matters giving rise to questions concerning the interpretation of any provision hereof, the parties shall consult in good faith and resolve such matters in accordance with the principle of good faith.

IN WITNESS WHEREOF, the parties have executed this Agreement in two (2) originals. If executed in originals, each party shall retain one (1) original. This Agreement may also be executed electronically.

January 30, 2026

(Kufu)

1-4-28 Mita, Minato-ku, Tokyo Japan

Kufu Company Holdings Inc.

Yoshiteru Akita, CEO

(Medirom)

2-3-1 Daiba, Minato-ku, Tokyo Japan

MEDIROM Healthcare Technologies Inc.

Kouji Eguchi, CEO

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